UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2012

ZIMMER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street Warsaw, Indiana		46580
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (574) 267-6131

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 24, 2012, Zimmer K.K. (the “Borrower”), a wholly-owned subsidiary of Zimmer Holdings, Inc. (the “Company”), entered into an agreement (the “Loan Agreement”) with Sumitomo Mitsui Banking Corporation for an ¥11.7 billion term loan. The term loan to be made pursuant to the Loan Agreement will mature on May 31, 2016. The proceeds of the term loan will be used to repay ¥11.7 billion in outstanding borrowings under the Company’s $1.35 billion credit agreement dated May 9, 2012 (the “Credit Agreement”). Borrowings outstanding on the term loan will bear interest at a fixed rate of 0.61% per annum until maturity.

The Company has unconditionally guaranteed the payment of the Borrower’s obligations under the Loan Agreement by entering into a Letter of Guarantee dated as of May 24, 2012, with the lender of the term loan (the “Guarantee”).

The Loan Agreement incorporates by reference certain terms and conditions included in the Credit Agreement, including customary affirmative and negative covenants and events of default for an unsecured financing arrangement, including, among other things, limitations on consolidations, mergers and sales of assets. Incorporated financial covenants applicable to the Company include a maximum leverage ratio of 3.0 to 1.0. If the Company falls below an investment grade credit rating, additional restrictions would result, including restrictions on the Company’s investments and ability to pay dividends.

This summary is qualified in its entirety by the full text of the Loan Agreement and Guarantee, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this Item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Term Loan Agreement ¥11,700,000,000 dated as of May 24, 2012

10.2	Letter of Guarantee dated as of May 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 31, 2012

ZIMMER HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Term Loan Agreement ¥11,700,000,000 dated as of May 24, 2012

10.2	Letter of Guarantee dated as of May 24, 2012